EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the  Registration Statement on Form S-1 (No. 333-162632) of Advaxis, Inc. (the “Company”) of our report dated January 29, 2009, on the balance sheets of the Company (a development stage company) as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended October 31, 2008 and 2007, and the amounts included in the cumulative columns for the period from March 1, 2002 (inception) to October 31, 2008, for which the period from March 1, 2002 (inception) to October 31, 2006 was audited by other auditors.  Our report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in such Registration Statement.

/s/ MCGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP
New York, New York
November 6, 2009